EX 99.28(j)

Consent of Independent Registered Public Accounting Firm

The Board of Managers of JNL Strategic Income Fund LLC:

We consent to the use of our report dated November 7, 2012, included herein, and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the Prospectus and “Independent Registered Public Accounting Firm” and “FINANCIAL STATEMENTS” in the Statement of Additional Information.

/s/ KPMG
Chicago, Illinois
November 7, 2012